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                                                                     EXHIBIT 4.3

                               ROCKETCHIPS, INC.

                     2000 NON-QUALIFIED STOCK OPTION PLAN


                                   SECTION 1

                                 DEFINED TERMS

     In addition to the other definitions contained herein, the following definitions shall apply:

     1.1 Award. The term "Award" shall mean any award or benefit granted in accordance with the terms of the Plan. Awards under the Plan may be in the form of (i) Stock Options; (ii) Restricted Stock; and/or (iii) Tax Offset Payments.

     1.2 Board. The term "Board" shall mean the Board of Directors of the Company.
     1.3  Change in Control.  The term "Change in Control" shall mean:

          (a) the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its subsidiaries as determined immediately prior to that date) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of Stock of the Company having the right under ordinary circumstances to vote at an election of the Board, if such person or group deemed a person prior to such acquisition was not a beneficial owner of at least five percent (5%) of such total combined voting power of the Company;

          (b) the date of approval by the stockholders of the Company of an agreement providing for the merger or consolidation of the Company with another corporation or other entity where (x) stockholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such stockholders to a majority of all votes (without consolidation of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors, or (y) where the members of the Board, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the surviving corporation; or

          (c)  the sale of all or substantially all of the assets of the
               Company.
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     1.4  Code.  The term "Code" shall mean the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

     1.5  Committee. The term "Committee" shall mean a committee described in
Section 6.

     1.6  Company.  The term "Company" shall mean RocketChips, Inc.

     1.7 Covered Shares. The term "Covered Shares" shall mean the number of shares of Stock that an Eligible Individual may purchase pursuant to an Option.

     1.8  Director.  The term "Director" shall mean a member of the Company's
Board.

     1.9 Eligible Individual. The term "Eligible Individual" shall mean (a) any common law employee, prospective employee, or officer of the Company, (b) members of the Company's Board, (c) consultants and advisors to the Company and any Related Company. All Eligible Individuals must be natural persons who provide bona fide services to the Company or a Related Company. In addition, the services provided to the Company or Related Company must not be in connection with an offer or sale of securities in a capital raising transaction and must not directly or indirectly promote or maintain a market for the Company's Stock. An Award may be granted to an Eligible Individual prior to the date the Eligible Individual performs services for the Company or Related Company, provided that such Award shall not become vested prior to the date the Eligible Individual first performs such services.

     1.10 Exchange Act. The term "Exchange Act" shall mean the Securities Act of 1934, as amended.

     1.11 Exercise Price. The term "Exercise Price" shall mean the exercise price of each Option granted under Section 3 established by the Board and determined by any reasonable method established by the Board at the time the Option is granted. The Exercise Price shall not be less than 85% of the Fair Market Value of a share of Stock on the date of grant of such Option.

     1.12 Fair Market Value. The term "Fair Market Value" of a share of Stock on a given date shall mean the closing price of the share of Stock as reported on the Nasdaq Stock Market on such date, if the share of Stock is then quoted on the Nasdaq Stock Market or, if the market is closed on that date, the closing price of the share of Stock on the previous trading day. If the Stock is not listed on the Nasdaq Stock Market, Fair Market Value shall be determined in good faith by the Board.

     1.13 Non-Employee Director. The term "Non-Employee Director" shall mean a "non-employee director" as defined in Rule 16b-3(b)(3)(i) of the Exchange Act.

     1.14 Non-Qualified Stock Option Agreement. The term "Non-Qualified Stock Option Agreement" or "Agreement" shall mean any written agreement evidencing the terms and conditions of an NSO granted under the Plan. The Agreement shall be subject to the terms and conditions of the Plan.

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     1.15  Non-Qualified Stock Option.  The term "Non-Qualified Stock Option" or
"NSO" shall mean an Option that is not intended to satisfy the requirements applicable to an "incentive stock option" described in Section 422(b) of the Code. NSO grants may be awarded to any Eligible Individual.

     1.16 Option. The term "Option" or "Stock Option" shall mean an NSO granted pursuant to the Plan. The grant of an Option entitles the Eligible Individual to purchase shares of Stock at an Exercise Price established by the Committee.

     1.17 Performance Award. A "Performance Award" shall mean an award or grant of shares based upon the achievement of performance objectives, as contemplated by Section 3.8.

     1.18 Plan. The term "Plan" shall mean this 2000 Non-Qualified Stock Option Plan.

     1.19 Related Company. The term "Related Company" shall mean any corporation other than the Company and any partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest. A Related Company includes a subsidiary of the Company and an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain.

     1.20 Stock. The term "stock" shall mean shares of common stock, $.01 par value, of the Company.


                                   SECTION 2

                                    PURPOSE

     The RocketChips, Inc. 2000 Non-Qualified Stock Option Plan has been established by RocketChips, Inc. to (i) attract and retain individuals eligible to participate in the Plan; (ii) motivate Eligible Individuals, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Eligible Individuals' interests with those of the Company's other shareholders through compensation that is based on the Company's common stock; and thereby promote the long-term financial interest of the Company and any Related Company, including the growth in value of the Company's equity and enhancement of long-term shareholder return.


                                   SECTION 3

                                GRANT OF AWARDS

     3.1  Participation.   Subject to the terms and conditions of the Plan,
the Board may determine and designate, from time to time, Eligible Individuals who will be granted one or more

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Awards under the Plan at the Exercise Price. In its sole discretion and without shareholder approval, the Board may grant to an Eligible Individual any Award or Awards permitted under the provisions of the Plan. The Exercise Price of an Option granted under this Section 3 shall be established by the Board or shall be determined by a method established by the Board at the time the Option is granted, except that the Exercise Price shall not be less than 85% of the Fair Market Value of a share of Stock on the date of grant. Awards may be granted as alternatives to or replacement of Awards outstanding under the Plan, or any other plan or arrangement of the Company or Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

     3.2 Exercise of an Option. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Board. In no event shall any fraction of a share of Stock be issued upon the exercise of an Option. An Option shall be deemed exercised when the Company receives (a) written notice of exercise from the person entitled to exercise the Option and (b) full payment of the Exercise Price for the Covered Shares and all applicable withholding taxes due upon such exercise.

     3.3 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 3 shall be subject to the following:

          (a) Subject to the following provisions of this Subsection 3.3(a), the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Board and described in Subsection 3.3(c), payment may be made as soon as practicable after the exercise).

          (b) Payment of the Exercise Price shall be made in such manner as the Board may provide in the Award, which may include cash (including cash equivalents), delivery of shares of Stock already owned by the Eligible Individual or subject to Awards hereunder (so-called "cashless" or "immaculate" exercise methods), and any other manner permitted by law and approved by the Board, or any combination of the foregoing. If the Company determines that a Stock Option may be exercised using shares of Restricted Stock, then unless the Board provides otherwise, the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock shall be restricted in accordance with the original terms of the Restricted Stock Award.

          (c) An Eligible Individual may elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

     3.4 Settlement of Option. Shares of Stock delivered pursuant to the exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Board, in its discretion, may establish in addition to such conditions, restrictions, and contingencies set forth in the Agreement.

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     3.5  Reload Options. The Board may grant "reload" options, pursuant to the terms and conditions established by the Board and any applicable requirements of Rule 16b-3 of the Exchange Act ("Rule 16b-3") or any other applicable law. The Eligible Individual would be granted a new Option when the payment of the Exercise Price of a previously granted Option is made by the delivery of shares of the Company's Stock owned by the Eligible Individual pursuant to Section 3.3(b) hereof and/or when shares of the Company's Stock are tendered or forfeited as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of an Option. The new Option would be an Option to purchase the number of shares not exceeding the sum of (i) the number of shares of the Company's Stock provided as consideration upon the exercise of the previously granted Option to which such "reload" option relates and (ii) the number of shares of the Company's Stock tendered or forfeited as payment of the amount to be withheld under applicable income tax laws in connection with the exercise of the Option to which such "reload" option relates. "Reload" options may be granted with respect to Options granted under this Plan. Such "reload" options shall have a per share exercise price equal to the Fair Market Value as of the date of grant of the new Option.

     3.6 Vesting. Eligible Individuals shall vest in all Options in accordance with the terms and conditions of the Agreement entered into by and between the Eligible Individual and the Company.

     3.7 Option Term. The term of each Option shall be fixed by the Board. In the event that the Plan is terminated pursuant to terms and conditions of
Section 7, the Plan shall remain in effect as long as any Awards under it are outstanding.

     3.8 Performance Awards. The Board shall have the right to designate Awards as "Performance Awards." The grant or vesting of a Performance Award shall be subject to the achievement of performance objectives established by the Board based on one or more of the following criteria, in each case applied to the Company on a consolidated basis and/or to a business unit and which the Board may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies: sales, operating profits, operating profits before interest expenses and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, economic value added, and market value added.

     3.9 Restricted Stock. Subject to the following provisions, the Board may grant Awards of Restricted Stock to an Eligible Individual in such form and on such terms and conditions as the Board may determine:

          (a) The Restricted Stock Award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the Eligible Individual and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the

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               attainment of specified performance objectives or upon such other criteria as the Board may determine.

          (b) Stock certificates representing the Restricted Stock awarded to an Eligible Individual shall be registered in the Eligible Individual's name, but the Board may direct that such certificates be held by the Company or its designee on behalf of the Eligible Individual. Except as may be permitted by the Board, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by an Eligible Individual until such share has vested in accordance with the terms of the Restricted Stock Award. At the time the Restricted Stock vests, a certificate for such vested shares shall be delivered to the Eligible Individual (or his or her designated beneficiary in the event of death), free of all restrictions.

          (c) The Board may provide that the Eligible Individual shall have the right to vote or receive dividends on Restricted Stock. Unless the Board provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

          (d) Except as may be provided by the Board, in the event of an Eligible Individual's termination of employment or relationship with the Company prior to all of his or her Restricted Stock becoming vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions as set forth in the Restricted Stock Award, the shares of Restricted Stock which have not vested shall be forfeited, and the Board may provide that (i) any purchase price paid by the Eligible Individual be returned to the Eligible Individual or (ii) a cash payment equal to the Restricted Stock's fair market value on the date of forfeiture, if lower, be paid to the Eligible Individual.

          (e) The Board may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the Eligible Individual's Restricted Stock.

     3.10 Tax Offset Payments. The Board may provide for a Tax Offset Payment to be made by the Company to an Eligible Individual with respect to one or more Awards granted under the Plan. The Tax Offset Payment shall be in an amount specified by the Board, which shall not exceed the amount necessary to pay the federal, state, local and other taxes payable with respect to the applicable Award, assuming that the Eligible Individual is taxed at the maximum tax rate applicable to such income. The Tax Offset Payment shall be paid solely in cash.

                                   SECTION 4

                         OPERATION AND ADMINISTRATION

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     4.1  General.  The operation and administration of this Plan, including any
Awards granted under this Plan, shall be subject to the provisions of Section 4.

     4.2 Effective Date. The Plan shall be effective as of March 6, 2000 (the "Effective Date").

     4.3 Shares Subject to Plan. The shares of Stock for which Awards may be granted under this Plan shall be subject to the following:

          (a) Subject to the following provisions of this Subsection 4.3, the maximum aggregate number of shares of Stock that may be issued and sold under the Plan shall be 1,000,000 shares of Stock. The number of shares of Stock so reserved for issuance shall be subject to adjustment pursuant to Sections 4.3(b) and 4.3(d). The shares of Stock may be authorized, but unissued, or reacquired Stock.

          (b) On January 1st of each year, commencing with year 2001, the aggregate number of shares of Stock that may be awarded under the Plan shall automatically increase by the lesser of (a) 300,000 shares of Stock, (b) 3.5% of the outstanding shares of Stock on such date, or (c) a lesser amount determined by the Committee.

          (c) To the extent an Award terminates without having been exercised, or shares awarded are forfeited, such shares shall again be available for issue under the Plan. Shares of Stock equal in number to the shares surrendered in payment of the Exercise Price, and shares of Stock which are withheld in order to satisfy federal, state or local tax liability, shall not count against the maximum aggregate number of shares authorized to be issued pursuant to this Plan, and shall again be available for issuance.

          (d) In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, combination or reverse stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Board in its sole discretion, shall be made in the aggregate number of shares reserved for issuance under the Plan, the number of shares as to which Awards may be granted to any individual in any fiscal year, the number of shares subject to outstanding awards and the amounts to be paid by Award holders or the Company, as the case may be, with respect to outstanding Awards; provided, however, that no such adjustment shall exceed the aggregate value of any outstanding Award prior to such substitution or adjustment. The Board may make such other adjustments as it deems appropriate.

          (e) No Eligible Individual shall be granted Options, Restricted Stock, or any combination thereof with respect to more than _____________ shares of

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               Stock in any fiscal year (subject to adjustment as provided in
               Section 4.3(d).

     4.4 Securities Laws Restrictions. Issuance of shares of Stock or other amounts under the Plan shall be subject to the following:

          (a) If at any time the Board determines that the issuance of Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, the right to exercise any Stock Option or receive any Restricted Stock shall be suspended until the Board determines that such issuance is lawful. The Company shall have no obligation to effect any registration of qualification of the Stock under federal or state laws.

          (b) Any person exercising a Stock Option or receiving Restricted Stock shall make such representations (including representations to the effect that such person will not dispose of the Stock so acquired in violation of federal and state securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Stock in compliance with applicable federal and state securities laws. The Board may refuse to permit the exercise of a Stock Option or issuance of such Restricted Stock until such representations and information have been provided.

          (c) The Company may place an appropriate legend evidencing any transfer restrictions on all shares of Stock issued under the Plan and may issue stop transfer instructions in respect thereof.

          (d) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

     4.5 Tax Withholding. Each Eligible Individual shall, no later than the date as of which the value of an Award first becomes includible in such person's gross income for applicable tax purposes, pay, pursuant to such arrangements as the Company may establish from time to time, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on such payment, and the Company (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Eligible Individual.

     4.6  Payments.  Awards may be settled in any of the methods described in
Section 3.4. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Board shall determine. The Board may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. Each Related Company shall be liable for payment of

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cash due under the Plan with respect to any Eligible Individual to the extent that such benefits are attributable to the services rendered for that Related Company by the Eligible Individual. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Board.

     4.7 Transferability. Except as otherwise provided by the Board, Awards under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent and distribution. If the Board makes an Award transferrable, the Award Agreement shall set forth such additional terms and conditions regarding transferability as the Board deems appropriate.

     4.8 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Eligible Individual or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Board at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Board shall require.

     4.9 Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Board shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Eligible Individual shall be reflected in an Award Agreement executed by the parties, a copy of which shall be provided to the Eligible Individual.

     4.10 Limitation of Implied Rights.

          (a) Neither an Eligible Individual nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. An Eligible Individual shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Related Company shall be sufficient to pay any benefits to any Eligible Individual.

          (b) This Plan does not constitute a contract of employment, and selection as a Eligible Individual will not give the Eligible Individual the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any future grants or to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon an Eligible Individual any rights of a shareholder of the Company prior to the date on which the Eligible Individual fulfills all conditions for receipt of such rights.

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     4.11 Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     4.12 Termination for Cause. If the employment of an Eligible Individual is terminated by the Company or a Related Company for "cause," then the Board shall have the right to cancel any Options granted to the Eligible Individual under the Plan. The term "cause" shall mean (1) the Eligible Individual's violation of any provision of any non-competition agreement or confidentiality agreement with the Company; (2) an illegal or negligent action by the Eligible Individual that materially and adversely affects the Company; (3) the Eligible Individual's failure or refusal to perform his/her duties (except when prevented by reason of illness or disability); or (4) conviction of the Eligible Individual of a felony involving moral turpitude.

                                   SECTION 5

                               CHANGE IN CONTROL

     In the event of a Change in Control, if so determined by the Board and specifically documented in either a special form of Award Agreement at the time of grant or amendment to an existing Award Agreement, in each case on an individual-by-individual basis:

          (a) all or a portion (as determined by the Board) of outstanding Stock Options awarded to such individual under the Plan shall become fully exercisable and vested; and

          (b) the restrictions applicable to all or a portion (as determined by the Board) of any outstanding Restricted Stock awards under the Plan held by an Eligible Individual shall lapse and such shares shall be deemed fully vested.

Notwithstanding the foregoing, no acceleration of vesting or termination of restrictions on Restricted Stock shall occur if (a) all Awards are assumed by a surviving corporation or its parent or (b) the surviving corporation or its parent substitutes Awards with substantially the same terms for such Awards. The Board shall have the right to cancel Awards in the event of a Change in Control, provided that in exchange for such cancellation, the Eligible Individual shall receive a cash payment equal to the Change in Control consideration less the exercise price of the Awards.


                                   SECTION 6

                                   COMMITTEE

     6.1 Administration. The Plan shall be administered by the Compensation Committee of the Board or such other committee of Directors as the Board may designate, which shall consist of not less than two Non-Employee Directors, and the Committee may administer the Plan and exercise all of the rights and powers granted to the Board hereunder, including, without limitation, the right to grant Options pursuant to the Plan and to establish the Exercise Price as provided in the Plan. The

                                       10
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members of the Committee shall serve at the pleasure of the Board. To the extent that the Board determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code. To the extent that the Board determines it to be desirable to qualify Awards as exempt under Rule 16b-3, the Award transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3. All determinations made by the Board pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Eligible Individuals. The Board may administer the Plan or exercise any or all of the administration duties of the Board at any time when a Committee meeting the requirements of this Section has not been appointed or serving, and the Board may exempt Awards pursuant to Rule 16b-3(d)(1) of the Exchange Act.

     6.2 Powers of Board. The Board shall have the following authority with respect to Awards under the Plan: to grant Awards; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award granted under the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Board shall have the authority:

          (a) to determine whether and to what extent any Award or combination of Awards will be granted hereunder;

          (b) to select the Eligible Individuals to whom Awards will be granted;

          (c) to determine the number of shares of Stock to be covered by each Award granted hereunder subject to the limitations contained herein;

          (d) to determine the terms and conditions of any Award granted hereunder, including, but not limited to, any vesting or other restrictions based on such performance objectives and such other factors as the Board may establish, and to determine whether the performance objectives and other terms and conditions of the Award are satisfied;

          (e) to determine the treatment of Awards upon the Eligible Individual's retirement, disability, death, termination for cause or other termination of employment or service;

          (f) to determine that amounts equal to the amount of any dividends declared with respect to the number of shares covered by an Award
               (i) will be paid to the Eligible Individual currently or (ii) will be deferred and deemed to be reinvested or (iii) will otherwise be credited to the Eligible Individual or that the Eligible Individual has no rights with respect to such dividends;

          (g) to amend the terms of any Award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the Eligible Individual without his or her written consent; and

          (h) to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans or agreements, in each case including previously granted options having higher option prices.

Determinations by the Board under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among Eligible Individuals who receive Awards under the Plan, whether or not such Eligible Individuals are similarly situated.

     6.3 Delegation by Board. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Board at any time.

     6.4 Information to be Furnished to Board. The Company and any Related Company shall furnish the Board with such data and information as it determines may be required for it to discharge its duties. The records of the Company and any Related Company as to an Eligible Individual's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Eligible Individuals and other persons entitled to benefits under the Plan must furnish the Board such evidence, data or information as the Board considers desirable to carry out the terms of the Plan.

     6.5 Non-Liability of Board and Committee. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

                                   SECTION 7

                           AMENDMENT AND TERMINATION

     The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Eligible Individual (or, if the Eligible Individual is not then living, the affected beneficiary), adversely affect the rights of any Eligible Individual or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments made pursuant to Subsection 4.3(d) shall not be subject to the foregoing limitations of this Section 7. An amendment shall be subject to approval by the Company's shareholders only to the extent required by applicable laws, regulations or rules of a stock exchange or similar entity.

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

                                   SECTION 8

                              INVESTMENT PURPOSES

     Unless a registration statement under the Securities Act of 1933, as amended (the "Act") is in effect with respect to Stock to be purchased upon exercise of Options to be granted under the Plan, the Company shall require that the Eligible Individual agree with and represent to the Company in writing that he or she is acquiring such shares of Stock for the purpose of investment and with no present intention to transfer, sell or otherwise dispose of such shares of Stock other than by transfers which may occur by will or by the laws of descent and distribution, and no shares of Stock may be transferred unless, in the opinion of counsel to the Company, such transfer would be in compliance with applicable securities laws. In addition, unless a registration statement under the Act is in effect with respect to the Stock to be purchased under the Plan, each certificate representing any shares of Stock issued to the Eligible Individual hereunder shall have endorsed thereon a legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND WITHOUT REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTION(S) CONTAINED THEREIN. NO TRANSFER OF THESE SHARES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO EFFECTIVE REGISTRATION UNDER SAID LAWS UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER OR DISPOSITION DOES NOT REQUIRE REGISTRATION UNDER SAID LAWS AND, FOR ANY SALES UNDER RULE 144 OF THE ACT, SUCH EVIDENCE AS IT SHALL REQUEST FOR COMPLIANCE WITH THAT RULE, OR APPLICABLE STATE SECURITIES LAWS.


                                   SECTION 9

                              GENERAL PROVISIONS

     9.1 Award Agreements. No Eligible Individual will have rights under an Award granted to such Eligible Individual unless and until an Agreement has been duly executed on behalf of the Company and the Eligible Individual.

     9.2 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Related Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

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

     9.3 Headings. The headings of the sections and subsections of this Plan are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof.

     9.4 Beneficiaries. An Eligible Individual may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan may be paid or transferred in case of death. Each designation will revoke all prior designations, shall be in a form prescribed by the Board, and will be effective only when filed by the Eligible Individual in writing with the Board during his or her lifetime. In the absence of any such designation, benefits outstanding at the Eligible Individual's death shall be paid or transferred to his or her estate. There shall be no third party beneficiaries of or to this Plan. Any beneficiary of the Eligible Individual shall have only a claim to such benefits as may be determined to be payable hereunder, if any, and shall not, under any circumstances other than the right to claim such benefits, be deemed a third party beneficiary of or to this Plan.

     9.5 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota, except to the extent preempted by federal law, without regard to the principles of comity or the conflicts of law provisions of any jurisdiction.

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